Exhibit 99.1

INTRICON REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

ARDEN HILLS, Minn. — February 25, 2021 — Intricon Corporation (NASDAQ: IIN), an international company engaged in designing, developing, engineering, and manufacturing miniature interventional, implantable and body-worn medical devices, today announced financial results for its fourth quarter and year ended December 31, 2020.

Fourth Quarter Highlights:

●	Revenue of $30.3 million compared to $27.7 million in the prior year period

o	Diabetes revenue was flat compared to the prior year period

o	Other medical revenue increased 74.3% over the prior year period, which included the contribution from Emerald Medical Services (“EMS”) acquired in May 2020

●	Gross margin of 25.7%, compared to 26.9% in the prior year period

●	Net income of $0.12 per diluted share versus net income of $0.08 per diluted share in the prior year period

●	As of December 31, 2020, the company had approximately $33.5 million of cash and investments

Full Year Financial Highlights:

●	Revenue of $102.8 million compared to $113.5 million in the prior year

o	Diabetes revenue declined 13.5% year-over-year

o	Other medical revenue increased 46.3% year-over-year, which included the contribution from the acquisition of EMS

●	Gross margin of 25.5%, compared to 27.3% in the prior year

●	Net loss per diluted share of $0.28 versus net loss of $0.43 per diluted share in the prior year

“Despite the ongoing impact of COVID-19, we were able to generate solid fourth quarter results and advance our operational goals,” said Scott Longval, President and Chief Executive Officer. “I’m proud of the meaningful progress we’ve made towards expanding existing key relationships and leveraging our core competencies to diversify our customer base and medical markets. Our successful acquisition of Emerald Medical Services last May further supported our growth while also allowing us to expand into new markets. And, most recently, we welcomed Ellen Scipta as CFO to further build out our leadership team.

“To highlight Intricon’s evolution, as well as our renewed commitment to our corporate vision, we recently completed an extensive rebranding effort that incorporated an enhanced website that also includes our Environmental, Social, and Governance (ESG) policies and disclosures,” added Longval. “We enter 2021 focused more than ever on our underlying mission to be the leading joint development manufacturer in micromedical technology.”

Fourth Quarter 2020 Financial Results

For the 2020 fourth quarter, the company reported net revenue of $30.3 million versus $27.7 million in the comparable prior-year period.

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Revenue in Intricon’s Medical business was $23.9 million, an increase from $21.3 million in the comparable prior-year period. The year-over-year increase was driven primarily by the impact of EMS, which the company acquired in May 2020.

Hearing Health revenue was $5.1 million in the fourth quarter of 2020 compared to $4.9 million in the prior-year fourth quarter. The revenue increase was largely attributed to stronger legacy OEM and indirect-to-end-consumer sales, reflecting pent-up demand from the early days of the COVID-19 pandemic, partially offset by the expected decline in direct-to-end-consumer business.

Gross margin in the fourth quarter of 2020 was 25.7%, compared to 26.9% in the prior-year fourth quarter, primarily due to product mix.

Operating expenses for the fourth quarter were $6.8 million, compared to $6.7 million in the comparable prior-year period. The slight increase was due to $0.5 million in EMS operating expenses and a $0.4 million expense related to increases in fair value of the EMS earn-out liability, partially offset by previously disclosed cost reduction initiatives.

The company posted net income of $1.1 million or $0.12 per diluted share in the fourth quarter of 2020, versus net income of $0.77 million or $0.08 per diluted share, for the 2019 fourth quarter.

Full Year 2020 Financial Results

For 2020, the company reported net revenue of $102.8 million versus $113.5 million in 2019.

Revenue in Intricon’s Medical business was $79.0 million for 2020, a decrease from $82.1 million in 2019. The year-over-year decrease was driven primarily by the reduction in orders due to uncertainty surrounding the COVID-19 pandemic partially offset by the previously mentioned acquisition of EMS, which contributed $7.4 million in revenue during 2020.

Hearing Health revenue was $19.0 million in 2020 compared to $24.9 million in 2019. The revenue decrease year-over-year was largely attributed to the absence of hi Health Innovations revenue and a reduction in advertising as part of the Hearing Help Express restructuring efforts, leading to reduced sales.

Gross margin in 2020 was 25.5%, compared to 27.3% in 2019, primarily due to lower revenues volumes, product mix, partially offset by cost reduction initiatives implemented in the 2020 second quarter.

Operating expenses for 2020 were $29.3 million, compared to $33.0 million in 2019. The change in operating expenses year-over-year was due to cost reduction initiatives, partially offset by $1.5 million in EMS operating expenses, $0.7 million of expense related increases in fair value of the EMS earn-out liability and $0.8 million in costs associated with the CEO Transition Agreement signed in June 2020.

The company posted a net loss of $2.5 million or $0.28 per diluted share for 2020, versus net loss of $3.8 million or $0.43 per diluted share, for 2019.

Total cash and investments was $33.5 million as of December 31, 2020, compared to $40.6 million as of December 31, 2019.

Guidance

Due to continued uncertainties resulting from the COVID-19 global pandemic, the company is not issuing 2021 financial guidance at this time.

Conference Call

Intricon will hold a conference call today, February 25, 2021, beginning at 4:00 p.m. CT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing 866-795-7248 for domestic callers or 470-495-9160 for international callers, using conference ID: 5468087. A live and archived webcast will be available on the “Investors” sections of the company’s website at: www.Intricon.com.

Forward-Looking Statements
Statements made in this release and in Intricon’s other public filings and releases that are not historical facts or that include forward-looking terminology, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond Intricon’s control, including without limitation, the impacts of the COVID-19 pandemic and measures taken in response, and may cause Intricon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About Intricon Corporation
Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	FOURTH QUARTER			YEAR TO DATE
($ in 000’s)	2020	2019	Change	2020	2019	Change

Diabetes	$17,742	$17,769	-0.2%	$59,311	$68,606	-13.5%
Other Medical	6,170	3,540	74.3%	19,726	13,487	46.3%
Value Hearing Health - Direct-to-End-Consumer	917	1,244	-26.3%	4,430	6,120	-27.6%
Value Hearing Health - Indirect-to-End-Consumer	1,546	1,491	3.7%	5,558	8,910	-37.6%
Hearing Health - Legacy OEM	2,648	2,144	23.5%	8,968	9,892	-9.3%
Professional Audio Communications	1,278	1,506	-15.1%	4,780	6,478	-26.2%

Total	$30,301	$27,694	9.4%	$102,773	$113,493	-9.4%

INTRICON CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019

Revenue, net	$30,301	$27,694	$102,773	$113,493
Cost of goods sold	22,502	20,254	76,598	82,507
Gross profit	7,799	7,440	26,175	30,986

Operating expenses:
Sales and marketing	1,633	2,428	6,671	11,498
General and administrative	3,334	3,382	15,007	13,933
Research and development	1,380	928	5,248	3,830
Restructuring charges	—	—	1,171	—
Impairment loss	—	—	—	3,765
Other operating expenses	407	—	1,153	—
Total operating expenses	6,754	6,738	29,250	33,026
Operating income (loss)	1,045	702	(3,075)	(2,040)

Interest income, net	9	217	331	920
Other income (expense), net	23	(284)	316	(743)
Income (loss) from continuing operations before income taxes and discontinued operations	1,077	635	(2,428)	(1,863)
Income tax expense (benefit)	(33)	(133)	61	201
Income (loss) from continuing operations before discontinued operations	1,110	768	(2,489)	(2,064)
Loss on disposal of discontinued operations	—	—	—	(1,116)
Loss from discontinued operations	—	—	—	(597)
Net income (loss)	1,110	768	(2,489)	(3,777)
Less: Income allocated to non-controlling interest	18	—	35	—
Net income (loss) attributable to Intricon shareholders	$1,092	$768	$(2,524)	$(3,777)

Basic income (loss) per share attributable to Intricon shareholders:
Continuing operations	$0.12	$0.09	$(0.28)	$(0.23)
Discontinued operations	—	—	—	(0.20)
Net income (loss) per share:	$0.12	$0.09	$(0.28)	$(0.43)

Diluted income (loss) per share attributable to Intricon shareholders:
Continuing operations	$0.12	$0.08	$(0.28)	$(0.23)
Discontinued operations	—	—	—	(0.20)
Net income (loss) per share:	$0.12	$0.08	$(0.28)	$(0.43)

Average shares outstanding:
Basic	8,945	8,779	8,894	8,748
Diluted	9,447	9,398	8,894	8,748

INTRICON CORPORATION

CONSOLIDATED BALANCE SHEET

(In Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2020	2019
Current assets:
Cash and cash equivalents	$8,608	$8,523
Restricted cash	672	639
Short-term investment securities	19,793	23,451
Accounts receivable, less provision for doubtful accounts of $210 at December 31, 2020 and $325 at December 31, 2019	10,115	8,993
Inventories	19,513	16,377
Contract assets	9,107	10,237
Other current assets	1,466	1,975
Current assets of discontinued operations	—	80
Total current assets	69,274	70,275

Machinery and equipment	45,661	41,073
Less: Accumulated depreciation	31,484	27,522
Net machinery and equipment	14,177	13,551

Goodwill	13,714	9,551
Intangible assets	10,785	5,545
Operating lease right-of-use assets, net	6,701	4,372
Investment in partnerships	570	1,160
Long-term investment securities	5,085	8,629
Other assets, net	990	510
Total assets	$121,296	$113,593

Current liabilities:
Current financing leases	$21	$101
Current operating leases	2,156	1,729
Accounts payable	8,670	9,876
Accrued salaries, wages and commissions	3,581	2,274
Other accrued liabilities	4,235	2,869
Liabilities of discontinued operations	—	77
Total current liabilities	18,663	16,926

Noncurrent financing leases	—	30
Noncurrent operating leases	4,726	2,937
Other postretirement benefit obligations	385	382
Accrued pension liabilities	907	655
Deferred tax liabilities, net	1,018	—
Other long-term liabilities	4,398	2,171
Total liabilities	30,097	23,101
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 8,951 and 8,781 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	8,951	8,781
Additional paid-in capital	89,702	86,770
Accumulated deficit	(6,810)	(4,286)
Accumulated other comprehensive loss	(679)	(520)
Total shareholders’ equity	91,164	90,745
Non-controlling interest	35	(253)
Total equity	91,199	90,492
Total liabilities and equity	$121,296	$113,593